Exhibit 10.49

SHARE PURCHASE AGREEMENT

BETWEEN

PERSHING GROUP, LLC

AND

PENSON WORLDWIDE, INC.

November 22, 2011

EXECUTION COPY

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 22, 2011 by and between Pershing Group, LLC, a Delaware limited liability company (“Buyer”), and Penson Worldwide, Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller indirectly owns 100% of the legal and beneficial interest in the issued shares of Penson Holdings, Inc., a Delaware corporation (“Holdings”);

WHEREAS, Holdings owns 100% of the legal and beneficial interest in the issued shares (the “Company Shares”) of Penson Financial Services Australia Pty Ltd, ABN 60 136 184 962, an Australian company registered in Victoria (the “Company”);

WHEREAS, the Company owns 100% of the legal and beneficial interest in the issued shares (the “Company Subsidiary Shares” and together with the Company Shares, the “Shares”) of Penson Australia Nominees Pty Ltd., an Australian company registered in Victoria (the “Company Subsidiary”);

WHEREAS, the Company provides third party securities and options clearing, settlement and execution services in Australia and the Company Subsidiary provides nominee services in Australia (collectively, the “Business”);

WHEREAS, Seller desires to cause the sale to Buyer and Buyer desires to purchase from Seller the Shares, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions and Construction

1.01 Definitions. The following terms, as used herein, shall have the following meanings:

“1936 Act” means the Income Tax Assessment Act 1936 (Cth).

“1997 Act” means the Income Tax Assessment Act 1997 (Cth).

“Account” means an account maintained by the Company for a Client that has been established with the Company in connection with the Business pursuant to a Client Agreement.

“Accounting Standards” means the requirements of the Corporations Act 2001 (Cth) and Australian Accounting Standards including Interpretations, issued by the Australian Accounting Standards Board in relation to the preparation and content of accounts and, to the extent that any matter is not covered by them, means generally accepted accounting principles applied from time to time in Australia for companies similar to the Company and/or the Company Subsidiary (as the case may be).

“Actual Net Asset Amount” means the amount by which Assets is less than or exceeds all Liabilities reflected on the Final Balance Sheet.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such other Person.

“Agreement” has the meaning assigned to it in the Preamble.

“Assets” means the balance sheet entries identified on Schedule 1.01(a).

“ASX” means ASX Limited ABN 98 008 624 691.

“ASX Clear” means ASX Clear Pty Limited ABN 48 001 314 503.

“ASX Clear Operating Rules” means the operating rules of ASX Clear.

“ASX Operating Rule” means the operating rules of ASX.

“ASX Settlement” means ASX Settlement Pty Limited ABN 49 008 504 532.

“Business” has the meaning assigned to it in the Recitals.

“Business Day” means any day other than a day which is a Saturday, Sunday and any other day on which banks in New York generally are required or authorized by Law to close.

“Buyer” has the meaning assigned to it in the Preamble.

“Buyer Benefit Plans” has the meaning assigned to it in Section 9.03.

“Buyer Indemnified Party” has the meaning assigned to it in Section 11.01(a).

“Chi-X” means Chi-X Australia Pty Ltd.

“Client” means each Person listed on Schedule 1.02(a).

“Client Agreement” means any Contract to which the Company is a party with a Client for the provision of services of the Business.

“Client Data” has the meaning assigned to it in Section 4.11(d).

“Closing” means the consummation of the purchase and sale of the Shares.

“Closing Date” means the date of the Closing.

“Company” has the meaning assigned to it in the Recitals.

“Company Intellectual Property” means the rights and licenses (including rights to sublicense) of the Company or the Company Subsidiary in or rights to possess, use or distribute Third Party Intellectual Property (including Third Party Software) and all Intellectual Property owned by the Company or the Company Subsidiary which is used in the Business.

“Company Policies and Procedures” has the meaning assigned to it in Section 4.10(e).

“Company Shares” has the meaning assigned to it in the Recitals.

“Company Software” means all Software owned on the date hereof or hereafter acquired by the Company or the Company Subsidiary or any of its Affiliates that is used in the conduct of the Business.

“Company Subsidiary” has the meaning assigned to it in the Recitals.

“Company Subsidiary Shares” has the meaning assigned to it in the Recitals.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration declaration or filing with any Person, including any Governmental Authority, that is required in connection with the execution and delivery by the Seller of this Agreement or any document or instrument required hereby or the consummation of the Transaction by the parties hereto.

“Consolidated Group” has the meaning given by the 1997 Act.

“Contest” has the meaning assigned to it in Section 8.06(b).

“Contract” means any written or oral contract, agreement, instrument, arrangement, lease, license, indenture, mortgage or commitment.

“Control” (including the terms “Controlling,” “Controlled by” or “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction and management of the policies of a Person, including through the ownership of at least twenty percent of the voting securities or other ownership interests of such Person, by Contract or otherwise.

“Customer” means any customer of a Client that has an Account with the Company with respect to which the Company provides execution and/or clearing and settlement services in the conduct of the Business.

“Customer Agreement” means any Contract to which the Company is a party with a Customer or becomes a party with a Customer prior to the Closing Date, relating to the Company’s rendering of securities execution, clearance, settlement, safekeeping, record keeping or related services in connection with the Business, including any option account, cash account or retirement account adoption agreement, together with all amendments, annexes, supplements, schedules, terms and conditions and subsidiary agreements.

“Deposits” has the meaning given to Bond in clause 28 of the Company’s template Client Agreement and is an amount which the Company directs Clients to provide to cover any exposures including any arising out of the Clients’ Customer debts, margin requirements or to satisfy their risk based capital requirements under the ASX Clear Operating Rules that are attributable to each relevant Client.

“Disabling Devices” means threats known as Software viruses, worms, sniffers, salamis, time bombs, logic bombs, Trojan horses, trap doors or other computer instructions, intentional devices or techniques that can or were designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, steal, take over or be used to take over operation of, allow or enable to be used to allow or enable unauthorized access to or use of, by-pass, disable, or shut down all or any part of a computer system or network, or computer data, including its firewalls, security or user passwords or other similar protections, data or databases, hardware or Software.

“Employee” means any Person employed by the Company or the Company Subsidiary and set forth in Schedule 9.01(a).

“Equity Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any share or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares or other equity interests in such Person.

“Estimated Balance Sheet” shall have the meaning assigned to it in Section 2.06(a).

“Estimated Net Asset Amount” shall have the meaning assigned to it in Section 2.06(a).

“Excluded Obligations” means (a) the duties and Liabilities arising out of the conduct of the Business on or prior to the Closing Date (including any Liability relating to or arising from any act or omission by Seller or any Affiliate at or prior to the Closing Date), (b) all duties, obligations and liabilities arising from employee benefit or compensation plans, practices, policies and arrangements of Seller or any of its Affiliates or the employment or termination of employment by Seller or any of its Affiliates or any employee of Seller or any of its Affiliates,

(c) all liabilities and obligations for Tax related to the Business which are incurred in or attributable to a Pre-Closing Tax Period or which arise out of circumstances described in Section 11.01(a)(iv), and (d) all other Liabilities of or pertaining to the Company and the Company Subsidiary for periods prior to the Closing Date.

“Final Balance Sheet” means the balance sheet of the Company and the Company Subsidiary, taken as a whole, as of the Closing Date prepared in accordance with GAAP and on a basis substantially consistent with the Financial Statements.

“Financial Statements” has the meaning assigned to it in Section 4.04(a).

“General Participant” has the meaning assigned to it in the ASX Clear Operating Rules.

“General Settlement Participant” has the meaning assigned to it in the ASX Settlement Operating Rules.

“Governmental Authority” means any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality, court, quasi-governmental authority and includes the Australian Securities and Investment Commission and the Australian Stock Exchange.

“Group Liability” means any tax related liability listed in section 721-10(2) of the 1997 Act.

“GST” means the goods and services tax as imposed by the GST Law.

“GST Law” has the meaning given to that term in A New Tax System (Goods and Services Tax) Act 1999, or, if that Law does not exist for any reason, means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Law.

“Holdings” has the meaning assigned to it in the Recitals.

“Indebtedness” means indebtedness for borrowed money.

“Indemnified Party” has the meaning assigned to it in Section 11.02(a).

“Indemnifying Party” has the meaning assigned to it in Section 11.02(a).

“Input Tax Credit” has the meaning give to that term by the GST Law.

“Intellectual Property” means any and all of the following of the Company or Company Subsidiary (but excluding any information or property of Seller and its other Affiliates): (a) inventions, ideas, concepts and discoveries (whether or not patented, patentable or unpatentable and whether or not reduced to practice), inventors’ certificates, invention disclosures and improvements thereto, (b) patents, patent applications, and utility models, together with foreign counterparts, reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (c) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and applications, registrations and renewals in connection therewith but excluding any rights to the name Penson or logos used by the Company or its Affiliates; (d) writings and work of authorship (whether or not copyrightable), all copyrights, and Moral Rights, applications, registrations and renewals in connection therewith; (e) mask works and applications, registrations and renewals in connection therewith; (f) data, databases and compilations of information, (g) trade secrets and confidential or proprietary business, financial and technical information and data (including, ideas, research and development, know-how, methods, procedures, formulas, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost and other financial information, and business, product and marketing plans and proposals); (h) Software, (i) all other proprietary or intellectual property rights; and (j) all whole or partial copies, abstracts, summaries and tangible embodiments or representations of any of the foregoing (in whatever form or medium).

“Interim Financial Statements” has the meaning assigned to it in Section 4.04(b).

“Law” or “Laws” means any or all federal, state and local statutes, laws, codes, ordinances, judicial decisions, regulations, published requirements, orders, judgments, decrees and rules of any Governmental Authority, in each case as amended and in effect from time to time.

“Liability” or “Liabilities” means any or all liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” has the meaning assigned to it in Section 4.09.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim in respect of such property or asset.

“Loss” means any and all losses, damages, Liabilities, expenses (including, but not limited to, reasonable fees and disbursements of counsel), claims, settlements, suits, proceedings, investigations, assessments, judgments, liens and other obligations.

“Material Adverse Change” means a change or development which results, or is reasonably likely to result, in a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on either: (a) the Business, assets, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiary, taken as a whole, excluding (i) any changes or effects caused by changes in general economic conditions, or (ii) changes generally affecting the industries in which the Business is operated, to the extent that such effect is not substantially more severe in the case of the Company, and the Company Subsidiary, taken as a whole, than in the case of other similar companies; or (b) the Seller’s ability timely to perform its obligations under this Agreement or consummate the Transaction.

“Moral Rights” means all rights of paternity, integrity, disclosure and withdrawal and any other rights, with respect to copyrighted material, that are generally known as or referred to as “moral rights”.

“Net Asset Deficiency” has the meaning assigned to it in Section 2.06(b).

“Net Asset Excess” has the meaning assigned to it in Section 2.06(b).

“Permitted Lien” means, with respect to any asset of the Company or the Company Subsidiary (a) statutory Liens incurred in the ordinary course of Business for obligations not yet due to carriers, warehousemen, laborers and materialmen; (b) Liens for Taxes not yet due or being contested in good faith by appropriate proceedings; or (c) Liens which, individually and in the aggregate, do not materially detract from the value of such asset as now used, or materially interfere with any present or intended use of such asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Plans” has the meaning assigned to it in Section 9.01(c).

“Post-Closing Tax Returns” has the meaning assigned to it in Section 8.03(a).

“Pre-Closing Period” has the meaning assigned to it in Section 8.02(a).

“Pre-Closing Taxes” has the meaning assigned to it in Section 8.02(b).

“Purchase Price” has the meaning assigned to it in Section 2.02.

“Regulatory Agreement” has the meaning assigned to it in Section 4.10(d).

“Reports” has the meaning assigned to it in Section 4.08(c).

“Seller” has the meaning assigned to it in the Preamble.

“Seller Indemnified Parties” has the meaning assigned to it in Section 11.01(b).

“Services” has the meaning assigned to it in Section 6.12(b).

“Shares” has the meaning assigned to it in the Recitals.

“Software” means all computer software (whether or not separately compilable), including all computer programs and instructions, whether in source code or object code form, algorithms, “firmware” and other forms of micro code, edit controls, methodologies, flow charts, pseudocodes and any and all systems documentation (including, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, software specifications, manuals and other documentation and file layouts and programmer’s notes or other written narratives of or comments on any or all programming or procedures used in the coding or maintenance of such computer software.

“Source Code” means source code for the Software and any programmer’s notes, comments, explanatory material and commentary to any such source code, development level programming, flow charts and specifications of the Software, and all subsequent versions, revisions, enhancements, modifications, updates or releases thereto.

“Tax” or “Taxes” means any tax imposed by a Governmental Authority with respect to the Company or the Company Subsidiary, including net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, transfer, documentary or other tax, governmental fee or other like assessment or charge of any kind whatsoever, any information reporting or backup withholding obligation, liability or penalty, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

“Taxable Supply” has the meaning given to that term by the GST Law.

“Tax Funding Liability” means any liability which may arise that requires the Company or the Company Subsidiary to make payment(s) to or to fund Seller or any Affiliate in respect of a Group Liability.

“Tax Returns” means all returns, reports, declarations, claims for refund, information returns or statements required to be filed with respect to the Company or the Company Subsidiary relating to Taxes, including any amendments or supplements to any of the foregoing.

“Tax Sharing Agreement” means a valid tax sharing agreement for the purposes of section 721-25 of the 1997 Act and which is effective for the purposes of section 721-15(3) of the 1997 Act.

“Term” has the meaning given to that term in Section 6.12(b).

“Third Party Claim” has the meaning assigned to it in Section 11.02(a).

“Third Party Intellectual Property” means Intellectual Property belonging to third parties that is used or held for use by the Company or the Company Subsidiary in the conduct of the Business and not owned by Seller or any of its Affiliates, including any such rights in Third Party Software.

“Third Party Intellectual Property Rights” means the rights of the Company or the Company Subsidiary to use Third Party Intellectual Property.

“Third Party Software” means all Software used or held for use, but not owned by the Company or the Company Subsidiary in the conduct of the Business, including any Software licensed or leased by third parties to the Company or the Company Subsidiary and commonly available “shrink wrap” Software copyrighted by third parties.

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that a cause of action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

“Trading Participant” has the meaning assigned to it in the ASX Operating Rules.

“Trading Permission” has the meaning assigned to it in the ASX Operating Rules.

“Transaction” means the transaction contemplated by this Agreement and each of the documents and instruments required hereby.

“Transfer Taxes” has the meaning assigned to it in Section 8.04.

“Threshold Amount” has the meaning assigned to it in Section 11.03(a).

“Unaffiliated Firm” means a firm of independent public accountants that is nationally recognized in the United States, is mutually satisfactory to Buyer and Seller and that shall have no conflict of interest with respect to either party. If Buyer and Seller are unable to mutually agree upon such a firm, then each shall select one firm and a representative of the firms so selected shall select a third firm which shall be the Unaffiliated Firm.

1.02 Knowledge. A fact, event, circumstance or occurrence shall be deemed to be within Seller’s “knowledge” if such fact, event, circumstance or occurrence is or was actually known by Craig Mason, Robert Forbes, Tony Lynch, William Slack, Paul Le Roy, Alistair Warren, Herc de Leon, Scott Anderson and Adam Joseph or would have reasonably been known by any of such persons if they had made all reasonable inquiries about the same of persons employed by Seller who would reasonably be expected to have knowledge of the relevant fact, event, circumstance or occurrence.

1.03 Construction. The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with the Accounting Standards as in effect on the date hereof. Any reference in this Agreement to dollars or $ is a reference to the currency of Australia. A reference in this Agreement to legislation or a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. In this Agreement, unless the context otherwise requires, (i) words describing the singular number shall include the plural and vice versa, (ii) words denoting any gender shall include all genders and (iii) the word “including” shall mean “including without limitation”. In interpreting and enforcing this Agreement, each of the representations and warranties set forth in this Agreement is in no way limited by information gathered by Buyer, its advisers or representatives, shall be given independent effect and shall not be deemed superseded or modified by any other such representation or warranty.

ARTICLE II

Purchase and Sale

2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, Buyer will purchase from Holdings, and Seller will cause Holdings to transfer and deliver to Buyer, at the Closing, all of Holdings’ right, title and interest in and to the Shares, free and clear of all Liens.

2.02 Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be $16,361,220, subject to adjustments as provided in Section 2.06.

2.03 Closing. The Closing hereunder shall take place at the offices of The Bank of New York Mellon, One Wall Street, New York, New York, on a date and at a time as Buyer and the Seller may agree provided that all conditions to the obligations of Buyer and the Seller to consummate the transactions contemplated hereby shall have been satisfied or waived (other than conditions with respect to actions Buyer and the Seller will take at the Closing itself). Unless otherwise specified herein, all transactions shall occur simultaneously and shall be deemed to have occurred and shall be effective as of the Closing Date.

2.04 Closing Deliveries. At the Closing:

(a) Buyer shall, by wire transfer in immediately available funds, deliver the Purchase Price to Seller;

(b) Seller shall deliver to Buyer (x) a certified copy of the resolutions of the boards of directors of the Seller and Holdings authorizing the execution, delivery and performance of this Agreement by the Seller and Holdings and the consummation of the transaction contemplated hereby; and (y) revocation of signing authority of any officer or employee of the Seller or Holdings on behalf of the Company;

(c) the Company shall deliver to the Buyer written resignations of such directors and officers of the Company and the Company Subsidiary effective as of the Closing as requested by the Buyer to resign;

(d) the Seller shall deliver to the Company the minute books and share ownership records of the Company and the Company Subsidiary;

(e) Seller shall cause Holdings to deliver to Buyer duly executed instruments of transfer of the Shares in favor of Buyer (or Buyer’s nominee) together with the share certificates relating to the Shares; and

(f) each party hereto shall deliver, or cause to be delivered, to each other party, as applicable, all other previously undelivered documents required to be delivered by such party to another party pursuant to this Agreement.

2.05 Power of Attorney. Seller appoints Buyer to be its attorney from Closing until the Shares are registered in the name of Buyer (or Buyer’s nominee). Under this power of attorney, Buyer may do in the name of Seller and on its behalf everything necessary or desirable, in Buyer’s sole discretion, to: (a) transfer the Shares; (b) exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the Share; (c) receive any dividend or other entitlement paid or credited to Seller in respect of the Shares; and (d) do any other act or thing in respect of the Shares. Seller declares that all acts and things done by Buyer in exercising powers under this power of attorney will be as good and valid as if they had been done by Seller and agrees to ratify and confirm whatever Buyer does in exercising power under this power of attorney.

2.06 Purchase Price Adjustment.

(a) At least three (3) Business Days, but no more than seven Business Days, prior to the Closing Date, Seller shall deliver to Buyer a projected pro forma balance sheet (the “Estimated Balance Sheet”) setting forth a good faith estimate of the Company’s Liabilities and Assets as of such date, prepared in accordance with GAAP, on the same basis as the Financial Statements. The amount of the Assets minus the Liabilities, in each case identified on the Estimated Balance Sheet, shall be the “Estimated Net Asset Amount”. On the Closing Date, the Purchase Price shall be increased by the Estimated Net Asset Amount if a positive number, or decreased by the Estimated Net Asset Amount if a negative number.

(b) Within thirty (30) days following the Closing Date, Buyer shall deliver to Seller the Final Balance Sheet, prepared in accordance with GAAP and, to the extent consistent with GAAP, on the same basis as the Financial Statements. Seller shall have twenty (20) days from receipt of the Final Balance Sheet to notify Buyer if its objects to any item on the Final Balance Sheet. Any such notice shall specify the item or items in dispute. Any dispute shall be resolved in the manner set forth in Section 2.06(c). If either: (i) Seller does not deliver to Buyer its written objections to the Final Balance Sheet within twenty (20) days from receipt of such statement, or (ii) Seller acknowledges in writing that the Final Balance Sheet is accurate, the Final Balance Sheet shall be final and binding on all parties. If the Estimated Net Asset Amount exceeds the Actual Net Asset Amount set forth on the Final Balance Sheet (such difference, the “Net Asset Deficiency”), Seller shall promptly, by wire transfer of immediately available funds, deliver to Buyer an amount equal to the Net Asset Deficiency. If the Actual Net Asset Amount exceeds the Estimated Net Asset Amount (such difference, the “Net Asset Excess”), Buyer shall promptly, by wire transfer of immediately available funds, deliver to Seller an amount equal to the Net Asset Excess. Any payment made pursuant to this Section 2.06(b) shall, to the extent permitted by law, be treated by the parties as an adjustment to the Purchase Price.

(c) Dispute Resolution. If Buyer and Seller shall be unable to resolve any dispute under Sections 2.06(a) or (b) within thirty (30) days after notice from Buyer to Seller that a dispute exists, each of Buyer and Seller promptly shall submit a notice specifying the items in dispute to an Unaffiliated Firm. The Unaffiliated Firm shall be required to limit its review to those items set forth in the dispute notices submitted by Buyer and Seller and to resolve the dispute within thirty (30) days after engagement by the parties. The decision of the Unaffiliated Firm with respect thereto shall be final and binding upon the parties, and neither party shall bring any action or proceeding in any forum seeking to invalidate, challenge, modify or prevent the enforcement of such determination. The fees, costs and expenses of such Unaffiliated Firm shall be borne by Buyer and Seller, in proportion to the relative differences between the calculation of the Actual Net Asset Amount by Buyer and Seller, respectively and the calculation thereof by the Unaffiliated Firm. The calculation of the Actual Net Asset Amount by the Unaffiliated Firm shall thereafter be, for all purposes of this Agreement, the “Actual Net Asset Amount.”

ARTICLE III

Representations and Warranties of the Seller

The Seller represents and warrants to Buyer that:

3.01 Corporate Existence and Power. (a) Seller is a company, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of the Business requires it to be so qualified. The Business is conducted solely through the Company and the Company Subsidiary and, on the Closing Date will be conducted solely through the Company and the Company Subsidiary and not, in whole or in part, through any other Person.

(b) Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and to directly or indirectly cause the consummation of the Transaction.

3.02 Authorization. The execution and delivery of this Agreement and each of the documents and instruments required hereby, the consummation of the Transaction and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of Seller. This Agreement and each of the documents and instruments required hereby have been, or will be, duly executed and delivered by Seller or Holdings and constitutes, or upon the execution and delivery thereof will constitute, the legal, valid and binding obligations of Seller or Holdings enforceable against Seller or Holdings in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and to general equitable principles.

3.03 Title to Shares. (a) Holdings is the legal and beneficial owner of the Company Shares free and clear of any Liens. Upon the acquisition of the Shares by Buyer, Buyer will acquire good and valid title to the Shares free and clear of any Liens, other than those arising from acts of Buyer.

(b) The Company is the legal and beneficial owner of the Subsidiary Shares.

3.04 No Violation. Except as set forth on Schedule 3.04 of the Seller, the execution and delivery of this Agreement and each of the documents and instruments required hereby by Seller does not, and the consummation by Seller of the Transaction and compliance with the terms hereof and thereof will not (a) conflict with, or result in any breach or violation of or default or loss of any benefit under, any permit, concession, grant, franchise or Law, or any judgment, decree or order of any Governmental Authority to which Seller, Holdings, the Company or the Company Subsidiary is a party or to which Seller, Holdings, the Company or the Company Subsidiary or any of their respective properties are subject; (b) conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any material Contract to which Seller, Holdings, the Company or the Company Subsidiary is a party or to which any of their respective properties are subject, or constitute a default or loss of any right thereunder or an event which, with or without the lapse of time or notice, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of Seller, Holdings, the Company or the Company Subsidiary; or (c) result in any termination, suspension, revocation, impairment, forfeiture or non-renewal of any material License of Seller, Holdings, the Company or the Company Subsidiary; or (d) conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any Client Agreement or Customer Agreement.

3.05 Approvals. Except as set forth on Schedule 3.05 of the Seller, the execution and delivery of this Agreement and each of the documents and instruments required hereby and the consummation of the transactions contemplated hereby and thereby by Seller will not require the consent, approval, order, registration, permit or authorization of any Governmental Authority or any other Person under any Law, permit, license, agreement, indenture or other instrument to which Seller, Holdings, the Company or the Company Subsidiary is a party or to which Seller, Holdings, the Company or the Company Subsidiary or any of their respective properties are subject, and no notice, report, declaration, filing or registration with any Governmental Authority is required by or on behalf of Seller, Holdings, the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement and each of the documents and instruments required hereby, the consummation of the Transaction, or the performance by Seller of its obligations hereunder.

3.06 Brokerage Fees. Neither Seller nor any of its Affiliates has retained any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would give rise to any valid claim by any Person against Buyer, the Company or the Company Subsidiary for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV

Representations and Warranties Regarding the Company and Company Subsidiary

The Seller represents and warrants to Buyer that:

4.01 Corporate Existence and Power. (a) Each of the Company and the Company Subsidiary is a company, duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Australia and registered in Victoria. Each of the Company and the Company Subsidiary is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of the Business requires it to be so qualified.

(b) Each of the Company and the Company Subsidiary has the corporate power and authority to carry on the Business as it is now being conducted and to own all its respective properties and assets.

4.02 Authorized Capital; Shares Outstanding. (a) The capital of the Company consists solely of 100 ordinary shares all of which are owned by Holdings. The Company Shares have been duly validly issued and are fully paid, and not subject to any Equity Rights (and were not issued in violation of any Equity Rights). There are no Equity Rights issued or outstanding with respect to the Company Shares. Neither Seller nor the Company has any commitment to authorize the creation of any additional share capital, or issue or sell any Company Shares or Equity Rights and the Seller does not have any commitment to issue or sell any Equity Rights relating to the Company Shares.

(b) The capital of the Company Subsidiary consists solely of 100 ordinary shares all of which are owned by the Company. The Company Subsidiary Shares have been validly issued and are, fully paid and not subject to any Equity Rights (and were not issued in violation of any Equity Rights). There are no Equity Rights issued or outstanding with respect to the Company Subsidiary Shares or the capital stock of any Company Subsidiary. None of Seller, the Company or the Company Subsidiary has any commitment to issue or sell any shares or Equity Rights and none of Seller, the Company or the Company Subsidiary has any commitment to authorize issue or sell any Equity Rights relating to the Company Subsidiary Shares.

4.03 Subsidiaries. (a) The Company does not own beneficially, directly or indirectly, any equity securities, Equity Rights or similar interests of any Person, or any interest in a partnership, limited liability company, trust, joint venture or any other entity of any kind other than the Company Subsidiary.

(b) The Company Subsidiary does not own beneficially, directly or indirectly, any equity securities, Equity Rights or similar interests of any Person, or any interest in a partnership, limited liability company, trust, joint venture or any other entity of any kind.

4.04 Financial Statements and Other Information.

(a) Seller has delivered to Buyer true, correct and complete copies of audited consolidated balance sheets of the Company and the Company Subsidiary, taken as a whole, as of December 31, 2010 and 2009 and the related statements of comprehensive income, financial position, changes in equity and cash flows for the years ended December 31, 2010 and 2009 together with notes to such financial statements (the “Financial Statements”).

(b) Seller has delivered to Buyer true, correct and complete copies of unaudited consolidated balance sheets of the Company and the Company Subsidiary, taken as a whole, as of October 31, 2011 and the monthly profit and loss statement for the period from January 2010 through October 2011 (collectively, the “Interim Financial Statements”).

(c) The Financial Statements and the Interim Financial Statements have been prepared from and are in accordance with the books and records of the Company and the Company Subsidiary and have been prepared in accordance with the Accounting Standards, and the balance sheets included therein present fairly as of their respective dates the financial condition of the Company and the Company Subsidiary in all material respects (subject, in the case of Interim Financial Statements, to the absence of footnotes and to year-end adjustments that may be required upon audit which will not be material in amount). All Liabilities which existed at the respective dates of such Financial Statements and the Interim Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements or the Interim Financial Statements, as applicable, to the extent such Liabilities were required, under the Accounting Standards, to be so disclosed. The statements of comprehensive income, financial position, changes in equity and cash flows included in the Financial Statements provided hereunder present fairly the results of operations, retained earnings and cash flows of the Company and the Company Subsidiary for the periods indicated and the notes included in the Financial Statements present fairly in all material respects the information purported to be shown thereby. The monthly profit and loss statement has been prepared from the books and records used to prepare the Financial Statements and the unaudited consolidated balance sheets and present accurately and completely the income of the Company for the monthly periods reflected therein. Except to the extent, if any, set forth in the Financial Statements, the profits or losses shown in the Financial Statements, and the trend of profits or losses shown in those accounts, have not resulted to any material extent from; (i) inconsistencies of accounting practices; (ii) the inclusion of abnormal or extraordinary items of income or expenditure; (iii) transactions entered into other than on normal commercial terms; or (iv) any other factors rendering the profits or losses for all or any of the periods covered by the Financial Statements abnormally high or low.

(d) Since December 31, 2010, no Material Adverse Change has occurred.

4.05 No Undisclosed Liabilities. Neither the Company nor the Company Subsidiary has any Liabilities and there exists no condition, situation or set of circumstances that would reasonably be expected to result in a Liability other than (i) Liabilities disclosed in the Financial Statements and (ii) performance obligations under the Contracts.

4.06 Absence of Certain Changes. Since December 31, 2010, the Business has been conducted in the ordinary and usual course, consistent with past practice, and in the conduct of the Business there has not been:

(a) except as specifically set forth in Schedule 4.06(a), any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to constitute or result in a Material Adverse Change;

(b) except as set forth in Schedule 4.06(b), any amendment of any term of any outstanding security of, equity interest in, or certificate of incorporation or bylaws of the Company or the Company Subsidiary;

(c) except as set forth in Schedule 4.06(c), any incurrence, assumption or guarantee by the Company or the Company Subsidiary of any indebtedness for borrowed money;

(d) except as set forth in Schedule 4.06(d), any creation or granting by the Company or the Company Subsidiary of any Lien on any material asset of the Company or the Company Subsidiary;

(e) any making of any loan, advance or capital contribution to or investment in any Person;

(f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Company or the Company Subsidiary other than ordinary wear and tear to fixed assets;

(g) any transaction or legally binding and enforceable commitment made, or any Contract entered into, by the Company or the Company Subsidiary (including the acquisition or disposition of any assets) or any relinquishment by the Company or the Company Subsidiary of any Contract or other right, other than those contemplated by this Agreement;

(h) except as set forth in Schedule 4.06(h) or in the notes to the Financial Statements, any change in any accounting policies or practices of the Company or the Company Subsidiary;

(i) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, consultant, or employee of the Business (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer, consultant, or employee of the Business, or (C) change in compensation or other benefits payable to any director, officer, consultant, or employee of the Business, except as disclosed in Schedule 4.06(i), in each case for this Section 4.06(i) which would be payable by the Company or the Company Subsidiary; or

(j) any setting aside or payment of any amount by a the Company or the Company Subsidiary to, or entering into any Contract with, any Affiliate of the Company or the Company Subsidiary other than as disclosed in Schedule 4.06(j).

4.07 Litigation. There is no action, suit, investigation, arbitration or proceeding (whether criminal or civil) pending or, to the knowledge of Seller threatened against the Company or the Company Subsidiary by or before any Governmental Authority, or any basis in fact known to Seller against or involving Seller with respect to the Business, the Company, the Company Subsidiary or any of their respective officers, directors or employees (in their capacity as such), or assets, whether at law, in equity or otherwise, or any other facts or circumstances of which Seller has knowledge that could reasonably be expected to result in any claims against, or Liabilities of, the Company, the Company Subsidiary, or which in any manner challenges or seeks to prevent, alter or materially delay the Transaction. No officer, director, or employee of the Company or the Company Subsidiary is operating under and none of Seller, the Company or the Company Subsidiary or any part of the Business is subject to any order, writ, judgment, injunction or decree of any Governmental Authority relating to the Business.

4.08 Compliance with Laws. (a) The Company and the Company Subsidiary are in material compliance with all Laws applicable to the Business and to the employees conducting the Business. Except as set forth on Schedule 4.08, neither the Company nor the Company Subsidiary has received any notification or communication from any Governmental Authority (i) asserting that it or any of its directors, officers, employees, agents or representatives is not in compliance with any Laws that such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the knowledge of Seller, do any grounds for any of the foregoing exist). Except as set forth on Schedule 4.08(a), no investigation or review by any Governmental Authority (including without limitation any audit or similar review by any Federal, state or local taxing authority) with respect to the Company or the Company Subsidiary is pending or, to the knowledge of Seller, no such investigation or review is threatened, nor has any Governmental Authority indicated in writing to the Company or the Company Subsidiary an intention to conduct the same. None of the Company, the Company Subsidiary or, to Seller’s knowledge, any Client, is in default with respect to any judgment, order, writ, injunction or decree known to or served upon the Company, the Company Subsidiary or any Client.

(b) Other than agreements entered into with any Governmental Authority to enable the Company or the Company Subsidiary to obtain and maintain the requisite licenses necessary to conduct the Business, neither the Company nor the Company Subsidiary is subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with any Governmental Authority, or a party to any commitment letter or similar undertaking to, or subject to any written order or directive by, or a recipient of any supervisory letter from any Governmental Authority, nor has the Company or the Company Subsidiary adopted any resolutions at the request of any Governmental Authority or been advised by any Governmental Authority that it is issuing or requesting any such order, agreement or other action.

(c) Each of the Company and the Company Subsidiary has filed, and from the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were, and from the date hereof will be required to be filed by or on behalf of the Company or the Company Subsidiary under any applicable Law with any applicable Governmental Authority, including reports relating to escheatment of funds (collectively, the “Reports”) other than the failure to file any Report that is not material. As of their respective dates, all filed Reports complied, and all Reports to be filed from the date hereof will comply, in all material respects with the applicable Laws enforced or promulgated by the Governmental Authority with which they were filed or will be filed.

4.09 Licenses. Each of the Company and the Company Subsidiary has and on the Closing Date the Company and the Company Subsidiary will have all licenses, permits, franchises, certificates, authorizations, consents and approvals required to be obtained from, and each of the Company and the Company Subsidiary has made and prior to the Closing Date the Company and the Company Subsidiary will make all filings, applications and registrations required to be made with any Governmental Authority in connection with the conduct of the Business (collectively, “Licenses”). Schedule 4.09 contains a true and complete list of the Licenses. All Licenses are, and after the Closing all Licenses required of the Company and the Company Subsidiary will be, in full force and effect, and to the knowledge of the Seller, no suspension, cancellation or modification of any of them has been threatened.

4.10 Trading Participant and AFSL Holder.

(a) The Company is:

(i) duly and validly admitted as a Trading Participant of ASX and has Trading Permission in respect of all of the ASX Products in respect of which it executes transactions through ASX;

(ii) duly and validly admitted as a General Participant of ASX Clear;

(iii) duly and validly admitted as a General Settlement Participant of ASX Settlement;

(iv) duly and validly admitted as a Trading Participant of Chi-X; and

(v) holds an AFSL authorising it to provide financial services which it provides.

(b) The Company has not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms and reports filed with ASX, or any other Governmental Authority. Except as set forth on Schedule 4.10(b), the Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since inception with any Governmental Authority, and all other reports and statements required to be filed by it have been filed including any report or statement required to be filed pursuant to the laws, rules or regulations of ASX, any jurisdiction or any Governmental Authority and the Company has paid all fees and assessments due and payable in connection therewith. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of the filing thereof. Each such registration is in full force and effect on the date hereof. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of the Company, no Governmental Authority has initiated any proceeding or investigation into the business or operations of the Company or any of its employees, agents (Persons having the authority to bind the Company or the Company Subsidiary), brokers or representatives. There is no unresolved violation or exception by any Governmental Authority with respect to any report or statement relating to any examination of the Company.

(c) To the knowledge of the Seller, each of the Company’s employees that is required to be registered or licensed as a registered principal, registered representative or a salesperson with its designated examining authority, the securities commission of any domestic or foreign jurisdiction or any Governmental Authority is duly registered or licensed to act in their respective capacities, and all such registrations and licenses are in full force and effect. All domestic and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto are accurate and complete in all material respects.

(d) Except as set forth on Schedule 4.10(d), the Company is not subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted a board resolution at the request or suggestion of, any regulatory authority or other Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its management or its business (each, a “Regulatory Agreement”), nor has the Company been advised in writing or otherwise by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement nor is there any pending or, to the knowledge of the Seller, Threatened regulatory investigation.

(e) The Company (i) has implemented policies and procedures that are reasonably designed to comply with the applicable domestic securities laws, rules and regulations in all material respects including those relating to anti-money laundering, advertising, licensing, sales practices, market conduct, maintenance of net capital, supervision, books and records, risk assessment and continuing education and the rules of any Governmental Authority having jurisdiction (collectively, the “Company Policies and Procedures”) and (ii) the Seller has no knowledge of any noncompliance with the Company Policies and Procedures.

(f) None of the activities of the Company requires it to be registered as an exchange or transfer agent, a Clearing Facility (as defined by the ASX Clear Operating Rules), an alternative trading system, a government securities dealer, a commodity trading advisor or commodity pool operator other than the requirement that it be admitted as a Trading Participant of ASX, General Participant of ASX Clear, a General Settlement Participant of ASX Settlement and a Trading Participant of Chi-X.

(g) The Company does not permit and has not permitted during the past two (2) years to maintain margin accounts any Client or Customer.

(h) The Company does not provide and has not provided during the past two (2) years’ recordkeeping services to any employee pension benefit plan, including any profit sharing, retirement or money purchase pension plan, or any cash balance or defined benefit pension plan.

(i) Except as set forth in Schedule 4.10(i), the Company does not provide and has not provided during the past two (2) years’ services, including any design, management or administrative services, to any qualified defined contribution plans that are either a stock bonus plan, or a combination stock bonus and money purchase plan that invest primarily in employer securities, including any employee stock ownership plan, or any employee stock purchase plan.

(j) The Company does not provide and has not provided during the past two (2) years’ services, including any design, management or administrative services, to any employee welfare benefit plan, health savings account, health reimbursement arrangement, flexible spending account, or cafeteria plan.

4.11 Client Agreements and Customer Agreements.

(a) Schedule 4.11(a) contains a true and complete list of the Client Agreements. Each Client Agreement is a valid and binding obligation of Company and the Company has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no breach or default (nor any act or omission that with the passage of time, notice, or both would constitute a breach or default) thereunder by the Company or, to the knowledge of the Seller, any other party thereto has occurred. To the knowledge of the Seller, each Client Agreement constitutes a valid and binding obligation of each of the other parties thereto and there has been no breach or anticipated breach by such other parties.

(b) The Company has not received any notice and has no reason to believe that any Client (1) has ceased to use the services of the Company, (2) has substantially reduced, or will substantially reduce the use of services of the Company, or (3) has sought, or is seeking to reduce, the price it will pay for the services of the Company. To Seller’s knowledge, no Client has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transaction or any of the documents or instruments required hereby. No Client Agreement or any Customer Agreement contains any undertaking by the Company to cap fees or to reimburse any or all fees thereunder. Correct and complete copies of each Client Agreement, including a current fee schedule, have been supplied to Buyer.

(c) No basis exists upon which the Company would have any material Liability to any Client or any Customer (including upon consummation of the Transaction) in respect of the Business other than trade payables incurred in the ordinary course of business or performance obligations under the Client Agreements or Customer Agreements, but not with respect to any breach thereof.

(d) Schedule 4.11(d) sets forth a true, correct and complete list of the data identified below under the headings (i) Trade and Customer Data and (ii) Unsecured Debts and Similar Data (collectively, the “Client Data”) with respect to each Client for the six month period ended October 31, 2011:

(i) Trade and Customer Data: (A) the total number of trades and execution and clearance revenue; and (B) the average balances subject to interest charges, including proprietary account balances, and the Company’s net interest income; and

(ii) Unsecured Debts and Similar Data: (A) the aggregate customer cash dues as of October 31, 2011; (B) the value of control or restricted securities securing customer debit balances, by account; (C) the debit balances; and (D) Deposits.

(e) The form of Customer Agreement provided to Buyer during the diligence process is the sole form of Customer Agreement used by the Company since its inception. Except as set forth on Schedule 4.11(e), each Customer Agreement is substantially in the form provided to Buyer during the due diligence process and no Customer Agreement contains an provision that has been materially modified from the form provided.

4.12 Contracts.

(a) Schedule 4.12 contains a complete list of each currently effective Contract to which the Company or the Company Subsidiary is a party and which constitutes (i) a Contract providing for any covenant not to compete by the Company or the Company Subsidiary or otherwise restricting in any way the Company’s or the Company Subsidiary’s engaging in any business or disclosing any confidential information in the possession of the Company or the Company Subsidiary; (ii) a Contract (other than a Client Agreement or a Customer Agreement) requiring the Company or the Company Subsidiary to indemnify or hold harmless any Person; (iii) a Contract with any Affiliate of the Company or the Company Subsidiary; (iv) a Contract granting a Lien upon any property or asset of the Company or the Company Subsidiary; (v) a Contract binding on the Company or the Company Subsidiary which is a joint venture, sales agency or marketing Contract; (vi) a Contract obligating the Company or the Company Subsidiary to pay to any Person any money as a result of the execution and delivery of this Agreement or the consummation of the Transaction; (vii) a Contract providing for the acquisition or disposition after the date of this Agreement of any of the assets (other than cash paid in satisfaction of trade payables) of the Company or the Company Subsidiary; (viii) a Contract binding on the Company or the Company Subsidiary that is not entered into in the ordinary course of business; (ix) a Contract providing for a power of attorney on behalf of the Company or the Company Subsidiary; (x) a material Contract binding on the Company or the Company Subsidiary which is not terminable without penalty upon the provision of sixty (60) days’ or less notice by the Company or the Company Subsidiary (excluding claims for improper notice of termination); (xi) a Contract binding on the Company or the Company Subsidiary relating to or evidencing the borrowing of money, or the guarantee of any obligation for the borrowing of money; (xii) any Contract binding on the Company or the Company Subsidiary other than the foregoing, which would reasonably be considered material to the Company or the Company Subsidiary; and (xiii) any Contract requiring Consent for the valid continuation or giving any rights to any party thereto upon consummation of the Transaction. True and correct copies of all the Contracts which are required to be listed on Schedule 4.12 have been made available to Buyer. Except as so delivered, none of the Contracts which are required to be listed on Schedule 4.12 have been amended or modified (either orally or in writing).

(b) Each of the Contracts required to be listed on Schedule 4.12 is a valid and binding obligation of the Company or the Company Subsidiary the Company or the Company Subsidiary has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no breach or default thereunder by the Company or the Company Subsidiary or any other party thereto has occurred. There are no Liabilities of either the Company or the Company Subsidiary arising from any breach of or default in any provision thereof, nor has there occurred any breach or default thereof by the Company or the Company Subsidiary which would permit the acceleration of any obligation of any party thereto or the creation of a Lien upon any of the properties or assets of the Company or the Company Subsidiary. Each Contract required to be listed on Schedule 4.12 constitutes a valid and binding obligation of each of the other parties thereto and there has been no breach or, to Seller’s knowledge, anticipated breach by such other parties.

4.13 Books and Records.

(a) The books and records of the Company and the Company Subsidiary relating to the Business (i) are true, accurate and complete in all material respects and in compliance with applicable Law and (ii) contain readily accessible and legible copies of all (x) approvals from Governmental Authorities and (y) fully-executed Client Agreements.

(b) Each of the Company and the Company Subsidiary maintain records relating to the Business that in all material respects reflect, in cases in which it holds funds or other assets on behalf of any third party, such third party’s transactions, dispositions and acquisitions of assets and receipt of funds and maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) such transactions are executed in accordance with management’s general or specific authorization, (ii) such transactions are recorded in conformity with any applicable accounting principles and any other criteria applicable to such statements and to maintain accountability for such assets, (iii) access to such assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for such assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) records of such transactions are retained, protected and duplicated in accordance with applicable regulatory requirements. To the extent that the Company and the Company Subsidiary use the services of a third party service provider to manage any of its or any other party’s assets or transactions relating to the Business, to Seller’ knowledge such provider maintains such standards as described in the preceding sentence and each such provider is duly qualified and has met all applicable regulatory requirements to provide such services.

(c) Seller has made available to Buyer true, accurate and complete copies of all internal and external audit control recommendations and exception items relating to the Business and the responses of Seller thereto. Seller has, to the extent and at or before the times set forth in such responses, materially complied with or substantially addressed such recommendations and exception and deficiency items.

4.14 Title to and Condition of Assets. (a) Schedule 4.14 identifies all of the rights and interests in real property and leasehold estates owned by the Company and the Company Subsidiary as of the date hereof, and the nature and amount of their respective interests therein. Except as noted on Schedule 4.14(a), each of the Company and the Company Subsidiary has (i) valid, subsisting and enforceable leases to all leasehold estates identified and reflected on Schedule 4.14, and (ii) either good, valid and marketable title or valid rights as lessee to all other property of any kind or nature owned or used by the Company and the Company Subsidiary in the Business, in each case free and clear of all Liens, except Permitted Liens. Each of the Company and the Company Subsidiary, as the case may be, as lessee has the right under valid leases to occupy, use, possess and control all property leased by the Company or the Company Subsidiary as now occupied, used, possessed and controlled. Neither the Company nor the Company Subsidiary owns or leases any property or asset the use of which is made available to other Persons other than any use of the name “Penson” and/or logos.

(b) Each lease or agreement under which the Company or the Company Subsidiary is a lessee or lessor of any property, real or personal, is a valid and binding agreement of the Company or the Company Subsidiary and no event has occurred and is continuing which, with or without notice or lapse of time would constitute a default or event of default by the Company or the Company Subsidiary under any such lease or agreement or, to the knowledge of Seller, by any other party thereto. Except as set forth on Schedule 4.14(b), each Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the Transaction.

(c) The tangible assets of the Company and the Company Subsidiary (i) constitute all of the material tangible assets used in the Business, (ii) are in satisfactory operating condition and repair, normal wear and tear excepted, (iii) are usable in the ordinary course of business, (iv) are adequate and suitable for the uses to which they are being put, and (v) conform in all material respects to all applicable Laws relating to their construction, use and operation. None of the premises or equipment of the Company and the Company Subsidiary is in need of maintenance or repair other than ordinary, routine maintenance and repairs which are not material, individually or in the aggregate, in nature or cost. Except as noted on Schedule 4.14(c), each of the Company and the Company Subsidiary has good and marketable title to, and all rights necessary to utilize its properties and assets, free and clear of all Liens except Permitted Liens.

4.15 Intellectual Property.

(a) Except as noted on Schedule 4.15(a), the Company and the Company Subsidiary (i) have all right, title and interest in and to all Company Intellectual Property (other than the Third Party Intellectual Property) free and clear of all Liens and (ii) have the right and license to possess or access and use all Third Party Intellectual Property and hold such rights and licenses free and clear of all Liens. Except as set forth on Schedule 4.15(a)(i), no facts or circumstances exist which would materially affect the validity, subsistence, existence or enforceability of the Company Intellectual Property. The Company Intellectual Property and the Third Party Intellectual Property constitute all of the Intellectual Property that is necessary and sufficient to conduct the Business in the manner and to the full extent as the Business is conducted on the date hereof and as such Business will be conducted immediately prior to the Closing. Consummation of the Transaction will not result in an impairment of the rights of the Company and the Company Subsidiary to any Company Intellectual Property or Third Party Intellectual Property Rights or in any increase of any royalty, revenue share, license fees or the payment of any other fee with respect to the Company Intellectual Property or Third Party Intellectual Property Rights. All Third Party Intellectual Property other than Third Party Software is set forth on Schedule 4.15(a)(ii).

(b) Neither the Company nor the Company Subsidiary is, nor will the Company nor the Company Subsidiary be as a result of the consummation of the Transaction, in violation of any material licenses, sublicenses and other agreements with respect to Third Party Intellectual Property Rights. Except as set forth on Schedule 4.15(b), no claims or allegations with respect to misappropriation or infringement of any Company Intellectual Property, or any Third Party Intellectual Property to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property by or through the Company or the Company Subsidiary, have been made or are currently pending against the Company or the Company Subsidiary or, to the knowledge of the Seller, are pending against any other Person or threatened by any Person. There is no basis for any bona fide claim that the Company or the Company Subsidiary has misappropriated or infringed upon or misappropriates or infringes upon any proprietary or intellectual property rights therein owned or claimed to be owned at any time by another Person. To the knowledge of the Seller, no third party is infringing or misappropriating any Company Intellectual Property.

(c) The Company and the Company Subsidiary have taken all reasonable steps to protect and preserve the proprietary nature and/or confidentiality of all Company Intellectual Property, including all material trade secrets and know-how owned by the Company and the Company Subsidiary or used in relation to the Business. Neither the Company nor the Company Subsidiary has access to nor at any time has had access to any Source Code for any Third Party Software.

4.16 Software.

(a) Neither the Company nor the Company Subsidiary owns any Software.

(b) Schedule 4.16(b) contains a true, correct, complete and accurate list of all Third Party Software (other than commonly available “shrink wrap” Software copyrighted by third parties, which is not material to the Business) that is used by the Company or the Company Subsidiary or held for use by the Company or the Company Subsidiary and sets forth the term of each license or agreement related thereto. The Third Party Software (including any commonly available “shrink wrap” software copyrighted by third parties) is used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and neither the Company nor the Company Subsidiary, nor any licensor is in default under or in breach of any such license or agreement (nor has any event occurred which would, with passage of time, notice, or both, constitute a breach or default). The Company and the Company Subsidiary monitor the use of Third Party Software for compliance and the Company and the Company Subsidiary are in compliance with all such restrictions. To Seller’s knowledge, the Third Party Software includes all Third Party Software tools used to develop, maintain and support the Software.

(c) The Third Party Software and the Company and the Company Subsidiary’s rights and licenses therein constitute all Software, and rights therein that are necessary and sufficient to conduct the Business in the manner and to the full extent the Business is conducted as of the date hereof and as such Business will be conducted or used immediately prior to the closing. Consummation of the Transaction will not result in an impairment of the rights of the Company or the Company Subsidiary to any of the Company Software or any Third Party Software. To the knowledge of the Seller, consummation of the Transaction will not result in any increase in any royalties, license fees, maintenance fees or other fees with respect to any Third Party Software. To the knowledge of the Seller, the Third Party Software is free of material defects in features, functions, performance and operations.

4.17 Insurance Policies. Schedule 4.17 contains a correct and complete description of all insurance policies of the Company or the Company Subsidiary. Each such policy is in full force and effect. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. There are no pending claims against such insurance by the Company or the Company Subsidiary as to which the insurers have denied coverage or otherwise reserved rights.

4.18 Stock Exchanges. Other than the Australian Stock Exchange and Chi-X, the Company is not a “member”, or lessee of a “member”, of any “exchange”.

4.19 Documents. The copies of all documents furnished to Buyer by the Seller in any Schedule hereto are, and all copies of all documents furnished by the Seller to Buyer after the date hereof will be, true and complete copies of the originals thereof in all material respects.

4.20 Derivatives; Etc. Neither the Company nor the Company Subsidiary has entered into any swap, cap, floor, futures or forward contract or other similar arrangement, whether for the Company’s or the Company Subsidiary’s own account or for the account of one or more of its respective Customers or Clients.

4.21 Bank and Brokerage Accounts. Schedule 4.21 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or the Company Subsidiary has an account or safe deposit box; and (b) a true and complete list and description of each such account or box, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or the Company Subsidiary having signatory power with the respect thereto

4.22 Accounts Receivable. Except as set forth in Schedule 4.22, the accounts and notes receivable of the Company and the Company Subsidiary reflected on the balance sheet included in the Financial Statements, and all accounts and notes receivable arising subsequent to September 30, 2011, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on customary, arm’s-length trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid right to set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice, and (vi) are not the subject of any actions or proceedings brought by or on the behalf of the Company or the Company Subsidiary.

4.23 Accuracy of Information. No representation or warranty by the Seller hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in the light of the circumstances under which they are made, not misleading as of the respective date such representation or warranty refers to or is made. The copies of all documents furnished to Buyer by Seller in any Schedule hereto are, and all copies of all documents furnished by Seller to Buyer after the date hereof will be, true and complete copies of the originals thereof in all material respects.

ARTICLE V

Representations and Warranties of Buyer

Buyer represents and warrants to the Seller that:

5.01 Corporate Existence and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all the powers and all material governmental licenses, authorizations, permits, consents and approvals required to (i) carry on its business as now conducted and (ii) assuming compliance with the requirements referred to in Sections 3.05 and 5.03, perform its obligations hereunder.

5.02 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally and to general equitable principles.

5.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Authority, except where the failure to take any such action or make any such filing could not be reasonably expected to hinder or delay in any material respect the consummation of the Transaction.

5.04 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the requirements referred to in Section 5.03, violate any applicable Law or (iii) conflict with, violate or result in any default under any mortgage, indenture, agreement or other instrument to which Buyer is a party or by which Buyer or any of its respective properties is bound, except in the case of clauses (ii) and (iii), for such violations and defaults that could not be reasonably expected to hinder or delay in any material respect the consummation of the Transaction.

5.05 Finders’ Fees. Neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent or finder on account of this Agreement that would be required to be paid by Buyer.

5.06 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against, Buyer before any Governmental Authority which in any manner challenges or seeks to prevent, alter or materially delay the Transaction.

ARTICLE VI

Covenants of the Seller

The Seller hereby covenant to Buyer that:

6.01 Conduct of Seller. From the date hereof until the Closing, the Seller shall cause the Company and the Company Subsidiary to conduct the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as contemplated hereby, without written consent of Buyer:

(a) None of Seller, the Company or the Company Subsidiary shall issue, sell or otherwise permit or authorize the creation of, any additional shares, other equity interests or any Equity Rights.

(b) Except as required by the constitution of the Company or the Company Subsidiary and as set forth in Schedule 6.01(b), neither the Company nor the Company Subsidiary shall (i) make, declare, pay or set aside for payment any dividend or other distribution, or (ii) directly or indirectly adjust, split, combine, reduce, redeem, reclassify, purchase or otherwise acquire, any of its shares.

(c) None of Seller, the Company or the Company Subsidiary shall enter into any Contract or incur any obligation, the terms of which would be violated by the consummation of the Transaction.

(d) Except as expressly contemplated by this Agreement or as set forth in Schedule 6.01(d), none of Seller, the Company or the Company Subsidiary shall terminate or permit to be terminated any of its existing insurance policies or modify or reduce the coverage thereunder.

(e) Neither the Company nor the Company Subsidiary shall (i) incur, assume or otherwise become liable for any additional Indebtedness (including, without limitation, by way of guarantee or the issuance and sale of debt securities or rights to acquire debt securities); provided, that, solely with respect to the intra-day facility provided to the Company by JP Morgan Chase Bank, National Association, additional Indebtedness shall only be deemed to occur when the Company’s borrowings exceed the Company’s credit limit or where the Company fails to repay its borrowings of each business day, (ii) incur, assume or otherwise become liable for any account payable except in the ordinary course of business consistent with past practice, or (iii) enter into or modify any Contract with respect to the foregoing.

(f) Neither the Company nor the Company Subsidiary shall sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber any of the rights or its business, properties or assets (other than cash paid in satisfaction of trade payables).

(g) Neither the Company nor the Company Subsidiary shall (i) enter into any new line of business; (ii) except as set forth on Schedule 6.01(g), incur or commit to any capital expenditures; (iii) amend or modify, or waive any material right under, any Contract, other than in the ordinary course of business, provided that any reduction in fees, or assumption of additional Liabilities, under any existing Contract shall require the prior written consent of Buyer; (iv) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the equity interests or assets of, or in any other manner, any business or Person other than as contemplated by this Agreement; (v) make any investment in the Company Subsidiary or other Person; (vi) wind up, liquidate or dissolve or enter into any material transaction or merger or consolidation other than as contemplated by this Agreement; (vii) materially breach any provision of this Agreement; or (viii) materially impede or delay the receipt of any consent of approval referred to in Article X.

(h) Neither the Company nor the Company Subsidiary shall (i) change its methods of accounting in effect as of the date hereof except as required by changes in the Accounting Standards or by Law; (ii) change any of its methods of accounting for income and deductions for income tax purposes from those employed in the preparation of the income tax returns of the Company or the Company Subsidiary for the year ended December 31, 2011; or (iii) change its fiscal year.

(i) Neither the Company nor the Company Subsidiary shall settle or compromise, or agree to settle or compromise, any suit, claim or other litigation matter or matter in an arbitration proceeding for any amount in excess of any litigation reserve reflected on the balance sheet in respect of such suit, claim or other litigation matter or matter in an arbitration proceeding or on terms which would require the Company to take any action or assume any Liability or forego any right or opportunity.

(j) None of the Seller, the Company or the Company Subsidiary shall enter into any Contract for which disclosure would be required pursuant to Section 3.06 or 4.12 had such Contract been in effect on the date hereof, or modify, amend, cancel, terminate or permit to lapse or expire any Contract other than, with respect to Section 4.12, as otherwise disclosed to Buyer.

(k) None of Seller, the Company or the Company Subsidiary shall enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any of its directors, officers, employees, partners or independent contractors, or grant any salary, wage or other increase in compensation or increase any employee benefit (including incentive, profit sharing or bonus payments), except: (i) for normal individual increases in compensation to employees in the ordinary and usual course of Business consistent with past practice; and (ii) for other changes that are required by applicable law or to satisfy contractual obligations existing on the date hereof, which contractual obligations are disclosed on Schedule 6.01(k).

(l) None of Seller, the Company or the Company Subsidiary shall enter into, establish, adopt, amend or modify any pension, retirement, share option, share purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers, employees or independent contractors working in the Business, including taking any action that accelerates the vesting or exercisability of compensation or benefits payable thereunder other than as disclosed on Schedule 6.01(l).

(m) Neither the Company nor the Company Subsidiary shall amend its constitution.

(n) Neither the Company nor the Company Subsidiary shall amend or modify, or waive any provision of any Client Agreement or Customer Agreement or implement or permit any decrease in the fee arrangement applicable to any Client Agreement or Customer Agreement.

(o) Neither the Company nor the Company Subsidiary shall alter or vary its methods and policies of conducting the fiduciary and agency activities associated with the Business.

(p) None of Seller, the Company or the Company Subsidiary shall agree or commit to do any of the actions referred to in clauses (a) through (o) above that apply to such party.

6.02 Authorizations. To the extent that the affirmative Consent of any party with respect to any Client Agreement or Customer Agreement is necessary to effect the Transaction, Seller, the Company and the Company Subsidiary shall use its commercially reasonable best efforts to (i) cause such third party to provide or obtain such affirmative Consent, and (ii) ensure that such Consent shall be sufficient under applicable Law to permit continuation of such Client Agreement or Customer Agreement (and collection of fees thereunder) following the Closing Date.

6.03 Access to Records. (a) At all reasonable times from and after the date hereof until the Closing, Seller shall afford Buyer and its accountants, counsel, financial advisor and other representatives reasonable access to the properties, employees and officers of Seller, the Company and the Company Subsidiary, respectively, and to all books, accounts, financial and other records, Contracts, reports, studies, financial statements, governmental reports, regulatory filings and applications, customer lists, and all other information or documents of every kind of the Business, the Company and the Company Subsidiary, respectively; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty given by the Seller to Buyer hereunder. Before the Closing, Seller shall, as requested by Buyer, make available the officers and other appropriate employees of Seller, the Company and the Company Subsidiary, respectively, to discuss with representatives of Buyer the condition, operations and Business of the Company and the Company Subsidiary.

(b) For a period of four (4) years after the Closing, Buyer will afford to the Seller and its accountants, counsel, financial advisor and other representatives reasonable access to the properties, employees and officers of the Company and the Company Subsidiary, respectively, and and to all books, accounts, financial and other records of the Business, the Company and the Company Subsidiary, respectively, in existence on the Closing Date, if such access is reasonably deemed necessary by Seller in connection with Tax, regulatory, litigation contractual or other non-competitive matters reasonably related to the conduct of the Business prior to the Closing; provided, that, any such access by the Seller will be during normal business hours and will not unreasonably interfere with the conduct of Buyer’s business. Seller will hold, and will use its reasonable best efforts to cause Seller’s officers, employees, counsel, accountants and other authorized representatives to hold, in confidence all confidential information documents and information concerning Buyer and its Affiliates.

(c) At all reasonable times from and after the date hereof until the Closing, Seller shall afford Buyer and its staff (including HR staff), counsel, and other representatives reasonable access to the Employees. Such access is to be on dates and at times to be arranged by mutual agreement but in any event the Buyer is entitled to no less than two visits of at least 2 hours each in duration, the first of which is to be granted on a date no later than 2 days after the date hereof. Further, Seller shall permit Buyer to enter into written correspondence with the Employees from the date of the Closing.

6.04 No Other Bids. Seller shall not, nor shall Seller authorize or permit any officer, director, employee or Affiliate of, or any investment banker, attorney, accountant or other representative retained by Seller, to (a) entertain, encourage, solicit or initiate any inquiries or the making of any proposal that would reasonably be expected to lead to any “takeover proposal” or (b) participate in any discussions or negotiations, or provide third parties with any confidential information, relating to any such inquiry or proposal. As used in this Section 6.04, “takeover proposal” shall mean any proposal for a merger or other business combination involving, directly or indirectly, the Company or the Company Subsidiary or for the acquisition of any equity interest in the Company or Company Subsidiary or a substantial portion of the assets of the Company or the Company Subsidiary, in each case other than the Transaction or any transaction the primary focus of which involves Seller and/or its Affiliates other than the Company or the Company Subsidiary.

6.05 Maintenance of the Business. Prior to the Closing Date, Seller shall cause the Company and the Company Subsidiary to use commercially reasonable efforts to carry on their business, keep available the services of their respective officers and employees and preserve their existing relationships with Clients and Customers, service providers, suppliers, licensors, licensees and others having business relationships with the Company or the Company Subsidiary.

6.06 Compliance with Obligations. Prior to the Closing Date, the Seller shall cause the Company and the Company Subsidiary to comply in all material respects with (a) all applicable Laws, (b) all Contracts, and (c) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to it, its properties or its assets.

6.07 Affiliate Obligations. Seller shall take, and shall cause the Company and the Company Subsidiary to take all actions necessary so that, as of the date immediately prior to the Closing Date, no Contract or other Liability shall exist between the Company or the Company Subsidiary on the one hand, and Seller, or any officer, director or Affiliate of Seller (other than the Company and the Company Subsidiary), or lender to, the Company and the Company Subsidiary, on the other hand, except to the extent set forth on Schedule 6.07.

6.08 Payment of Indebtedness. Prior to the Closing Date all outstanding Indebtedness of the Company and the Company Subsidiary shall be paid in full.

6.09 Compliance with Company Policies and Procedures. Prior to the Closing Date, the Company and the Company Subsidiary shall have transferred off the books and records of the Company and the Company Subsidiary all unsecured Client or Customer debits greater than thirty (30) days, in accordance with the Company’s Policies and Procedures.

6.10 Notices of Certain Events. From the date hereof until the Closing Date, Seller shall:

(a) promptly notify Buyer of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction;

(b) promptly notify Buyer of any notice or other communication from any Governmental Authority in connection with the Company, the Company Subsidiary or the Transaction;

(c) promptly notify Buyer of the occurrence of any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d) provide to Buyer, promptly after the preparation thereof, the regular monthly report listing new Clients and Customers;

(e) promptly notify Buyer of any event of default (as defined in the applicable Contract) which has occurred under any Contract; and

(f) promptly notify Buyer of any actions, suits, claims, investigations or proceedings commenced or, to the Seller’s knowledge, threatened against the Company or the Company Subsidiary or relating to or involving the Company or the Company Subsidiary, and promptly notify Buyer of any other actions, suits, claims, investigations or proceedings commenced or threatened, that relate to the consummation of the Transaction.

6.11 Confidentiality. After the Closing, Seller will not, and will cause each of its Affiliates not to, disclose or use any confidential information of (i) the Business, or (ii) the Company or the Company Subsidiary, provided, that the foregoing restriction shall not apply to the extent that any such confidential information (A) is in the public domain (other than as a result of a breach of this Section 6.11 or a breach of any duty of confidentiality by Seller or any of its Affiliates to Buyer or its Affiliates prior to the execution of this Agreement) or (B) is required to be disclosed under applicable Law.

6.12 Transitional Services.

(a) Effective at the Closing and for a period of 60 days thereafter, the Company shall have the right to use the name “Penson,” as well as any trade names, trademarks and service marks used by the Business prior to the Closing, for purposes of depleting the stock of any remaining marketing documents, stationery, forms and business cards relating to the Business and utilizing any existing signage, web site screens, electronic mail addresses; provided, that the foregoing use does not result in any obligation or liability of the Seller and its Affiliates. From and after the Closing, the Company will have the right to use any and shall have no obligation to change any document in existence at Closing that bear the name “Penson,” or any other trade name, trademark or service mark used by the Business prior to the Closing, and is part of the books or records of the Company.

(b) Effective at the Closing and for a period of nine months thereafter (the “Term”), Seller, either directly or through one or more Affiliates, shall provide to the Company and the Company Subsidiary, the services identified on Schedule 6.12(b) (the “Services”), in the manner and at the service levels at which the Services are provided to the Company and the Company Subsidiary on the date hereof, subject to any requirements or limitations provided by Law applicable to the provision of Services. Buyer may determine from time to time that it does not require any or all the Services or portions thereof for the entire Term. Accordingly, Buyer may terminate any Service, in whole or in part, upon 30 days notification to Seller in writing of any such determination. Seller shall not make any changes to the Services or the manner in which they are provided without Buyer’s prior written consent, other than nonmaterial changes that would not disrupt the Business or require Buyer, the Company or the Company Subsidiary to change their policies, practices, systems or procedures with respect to the Business or the manner in which Buyer or its Affiliates or the Company operate the Business. The Seller shall provide not less than 10 days prior written notice to Buyer of any expenses or costs to be incurred at the direction of Buyer or for the provision of Services. Buyer and Seller shall discuss the expenses or costs in good faith and will use reasonable efforts to avoid or minimize such expenses or costs. If the parties agree such expense or costs should be incurred, then Buyer, the Company or the Company Subsidiary shall reimburse Seller and its Affiliates for such expenses or costs.

(c) Seller and its Affiliates shall maintain disaster recovery and business continuity facilities and procedures throughout the Term that they are consistent with those that Seller and its Affiliates maintain as of the date hereof for the Business, and which comply with applicable Law. Seller shall promptly upon obtaining actual knowledge thereof, notify Buyer of any material default or event of default under, or any termination or cancellation of any service or license agreement with a third party that is material to the Services, and any receipt of notice from any party under any such agreement that an event has occurred that, with the giving of notice or the lapse of time, or both, would constitute a material default under such agreement. Seller shall obtain the consent of any subcontractor or third party vendor that may be required for the provision of the Services, and in respect thereof Buyer shall reasonably cooperate with Seller in such efforts.

(d) Each of Seller and Buyer and their respective Affiliates shall, as applicable:

(i)	comply with all Laws applicable to the provision of the Services, including all applicable data protection and privacy Laws, and notwithstanding anything to the contrary provided elsewhere herein, not be required to take any action if such action is not permitted by applicable Law;

(ii)	not use, or attempt to access or interfere with, any communications systems, information technology systems or data used by the other party, unless authorized to do so by the other party;

(iii)	reasonably co-operate in any security arrangements which a party reasonably requests as necessary to prevent unauthorized access to systems and data; and

(iv)	maintain the confidentiality of all nonpublic information of the other party to which it has access in connection with the provision of the Services, not disclose any such information to any third party without the prior written consent of the other party, use commercially reasonable measures to safeguard such information, and not use such information for any unauthorized purpose.

(e) After the Closing, Seller shall provide Buyer with reasonable access to the books and records (including internal audit work papers and internal audit reports) and employees of Seller and its Affiliates relating to the provision of the Services for the purposes of meeting the requirements of internal and external examinations and audits required, or reasonably deemed necessary by Buyer, to be performed under applicable Law, or in connection with contractual and regulatory oversight typically applied to outside service providers performing services similar to the Services described above.

ARTICLE VII

Covenants of All Parties

7.01 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Seller shall each use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transaction. Buyer and the Seller agree to execute and deliver promptly such other documents, certificates, agreements, instruments, indentures, mortgages and other writings (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transaction.

7.02 Certain Filings. Buyer and Seller shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any consent is required in connection with the consummation of the Transaction and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents.

7.03 Public Announcements. None of the parties hereto shall issue any press release or make any public statement with respect to this Agreement or the Transaction, including, without limitation, the consideration received by Seller or the other terms and conditions of this Agreement, except as may otherwise be required by applicable Law and following consultation with the other parties hereto; provided, that Seller may disclose the contents of this Agreement to its advisors, lenders or other parties under a duty of confidentiality to the Seller and/or its Affiliates in relation to any financing, acquisition, merger, consolidation or similar agreement involving Seller or its Affiliates other than the Company or Company Subsidiary.

7.04 Satisfaction of Conditions Precedent. Buyer and Seller will use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article X, as applicable to each of them, and to cause the Transaction to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the Transaction.

7.05 Notice of Developments. Buyer and Seller will give prompt written notice of any development causing a breach of any of its own representations in Article III, IV, V, VIII or IX. No disclosure by any party pursuant to this Section 7.05, however, shall be deemed to amend or supplement the schedules attached hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

ARTICLE VIII

Tax Matters

8.01 Tax Representations and Warranties. Seller represents and warrants to Buyer that, except as set forth in Schedule 8.01:

(a) Seller, the Company and the Company Subsidiary have timely filed, after giving effect to any applicable extensions, all Tax Returns required to be filed by applicable Law. All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct in all material respects. Neither the Australian Taxation Office, any appropriate Office of State Revenue nor any other Tax Authority has proposed any adjustment to any such Tax Return. No claim has been made by any Tax Authority of a jurisdiction where Seller, the Company or the Company Subsidiary does not file Tax Returns that the Seller, the Company or the Company Subsidiary is subject to Tax by that jurisdiction.

(b) Seller, the Company and the Company Subsidiary have, within the time and in the manner prescribed by law, paid (and, up to and including the Closing Date, will pay) or withheld from any payment made to another person, all Taxes that are due and payable by Seller, the Company and the Company Subsidiary including without limitation the payment of estimated Taxes.

(c) There are no Tax Liens with respect to any assets of the Company and the Company Subsidiary.

(d) None of Seller, the Company or the Company Subsidiary has requested or agreed to any extension of time within which to file any Tax Return, which Tax Return has not since been filed or which extends the period for payment of any taxes.

(e) None of Seller, the Company or the Company Subsidiary has executed any outstanding waivers or comparable consents regarding the time limits for assessment or amended assessment imposed upon any Tax Authority with respect to any Taxes or Tax Returns.

(f) There are no audits, tax reviews, suits, claims, assessments or other administrative proceedings or court proceedings pending with respect to any Taxes or Tax Returns of Seller, the Company or the Company Subsidiary, and no Tax Authority has officially notified Seller, the Company or the Company Subsidiary that it intends to investigate its Tax affairs.

(g) Except for PKF Chartered Accountant & Business Advisers who has been appointed tax agent of the Company, no power of attorney currently in force has been granted by Seller, the Company or the Company Subsidiary concerning any Tax Matter and no tax ruling has been requested of any Tax Authority with respect to any Tax matter relating to the Seller, the Company or the Company Subsidiary in relation to which a reply has not yet been received.

(h) All particulars given to any Tax Authority in connection with or affecting any application for any ruling, consent or clearance on behalf of Seller, the Company or the Company Subsidiary fully and accurately disclosed all facts and circumstances material for the decision of the Tax Authority. Each ruling, consent or clearance is valid and effective. Each transaction for which that ruling, consent or clearance has previously been obtained has been carried into effect in accordance with the terms of the relevant application, ruling, consent or clearance.

(i) Seller, the Company and the Company Subsidiary have complied with the provisions of the applicable Tax Laws and any regulations relating to the payment and withholding of Taxes and information reporting with respect to the Seller, the Company, the Company Subsidiary and the Business (including, without limitation, with respect to all payments made to or credited to customers).

(j) Intentionally omitted.

(k) Seller has provided Buyer with a true copy of the Tax Sharing Agreement and the agreement ensures that all Group Liabilities which relate to the period during which each of the Company and the Company Subsidiary was part of a Consolidated Group are covered by the Tax Sharing Agreement within the terms of section 721-25 of the 1997 Act.

(l) Neither the Company nor the Company Subsidiary has on or before the Closing Date been a member of any Consolidated Group other than a Consolidated Group consisting solely of the Company and the Company Subsidiary.

(m) The books of Seller, the Company and the Company Subsidiary contain provisions adequate to cover any Taxes due, or accrued but not yet due, for all periods up to the Closing Date and with respect to any taxable period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date. In relation to such periods, no additional or other Taxes are or will be payable after the Closing Date by Seller, the Company or the Company Subsidiary.

(n) Seller, the Company and the Company Subsidiary have maintained and retained for the period required by law: (i) accurate records of all assets to which Part IIIA of the 1936 Act and Parts 3-1 and 3-3 of the 1997 Act apply or applied; and (ii) without limiting the generality of the foregoing, accurate records of all information relating to those assets as is referred to in section 160ZZU of the 1936 Act and Division 121 of the 1997 Act; and (iii) all other records that are required to maintain under any law relating to Taxes and Group Liabilities.

(o) The Company and the Company Subsidiary have: (i) maintained and have retained for the period required by law, accurate records of franking credits and franking debits (as defined in the 1997 Act) in respect of current and earlier accounting periods; and (ii) franked to the required amount any dividends paid.

(p) None of the share capital accounts of the Company and the Company Subsidiary are, or will be, tainted within the meaning of section 160ARDM of the 1936 Act or Section 197-50 of the 1997 Act.

(q) All stamp duty and other similar tax payable by the Company or Company Subsidiary (as the case may be), in respect of every Contract or transaction to which a Company or the Company Subsidiary is or has been a party, or by which Company or the Company Subsidiary derives, has derived or will derive a substantial benefit, have been duly paid. No such Contract is unstamped or insufficiently stamped. No event has occurred, or will occur by operation of this Agreement, as a result of which any duty has become payable, from which Company or the Company Subsidiary may have obtained relief.

(r) The Company: (i) is registered for GST; and (ii) is entitled to claim full Input Tax Credits for any GST it has borne in respect of any Taxable Supply made to it prior to the Completion Date.

(s) Intentionally omitted.

(t) Intentionally omitted.

Neither the Company nor the Company Subsidiary is a landholder nor “land rich” within the meaning of Australian stamp duty legislation.

8.02 Pre-Closing Taxes. (a) Seller shall prepare and file, or procure the filing of, all Tax Returns of the Company and the Company Subsidiary for all taxable periods of the Company and the Company Subsidiary ending on or prior to the Closing Date (the “Pre-Closing Period”). With respect to any such Tax Returns required to be filed by Seller and not filed before the Closing Date, Seller shall prepare, or procure the preparation of, such Tax Returns in a manner consistent with past practice and all such Tax Returns shall be true, complete and correct in all material respects.

(b) Seller shall timely pay, or procure the payment of, all Taxes of Seller, the Company and the Company Subsidiary related to Pre-Closing Period Tax Returns (“Pre-Closing Taxes”).

8.03 Post-Closing Taxes. (a) Buyer and Seller shall cause the Company to timely prepare and file all Tax Returns of the Company for all taxable periods ending after the Closing Date, including periods which include a taxable period beginning prior to the Closing Date but ending after the Closing Date (“Post-Closing Tax Returns”). Buyer and Seller will cause the Company to independently determine, subject to subparagraph (d) below, the basis on which all Post-Closing Tax Returns are to be filed. Buyer and Seller shall cause the Company to timely pay all Taxes relating to Post-Closing Tax Returns.

(b) Intentionally omitted.

(c) To the extent that any amount paid or payable to Buyer under Section 8.02 or 8.03 is subject to Tax, Seller shall pay an additional amount to Buyer such that, after payment of the relevant Tax, Buyer will have, or have received, a net amount equal to the amount that Buyer would have received had the amount liable to be paid by Seller not been subject to Tax.

8.04 Sales and Transfer Taxes. Notwithstanding any other provision of this Agreement, all sales, use and other transfer taxes (including stamp duty and GST, if any) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”), shall be borne by Seller. Buyer and Seller shall cooperate with one another in promptly making any filings in connection with any such Transfer Taxes. Buyer and Seller, as the case may be, shall execute and deliver to each other, at Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any Transfer Taxes. Seller shall, at its sole expense, prepare and file all necessary tax returns and other documentation with respect to all Transfer Taxes; provided, however, that, (x) if required by applicable law, Seller and Buyer, shall join in the execution of any such tax return or other documentation, (y) if requested, Seller shall provide Buyer with a copy of the Transfer Tax Return and, if Buyer objects to the Tax liability contained therein, Buyer and Seller’s Representative shall use their best efforts to resolve the disputed amount. All Taxes measured by net income realized by Seller shall be the sole responsibility of Seller.

8.05 Cooperation and Exchange of Information. Buyer and Seller will provide each other with such cooperation and information as any of them reasonably may request of another in filing any Tax Return, amended Tax Return or claim for refund, determining a Tax liability or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each such party shall make himself or its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such party will make available and retain all Tax Returns, schedules and work papers and all records or other documents relating to Tax matters of Seller and the Seller Subsidiaries, including without limitation audit or similar reports received from any Tax Authority relating to any Tax Return of Seller, the Company or the Company Subsidiary and any closing agreements entered into by Seller, the Company or the Company Subsidiary. Any information obtained under this Section 8.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, amended Tax Returns, claims for refund or in conducting an audit or other proceeding.

8.06 Contests. (a) In the event that Buyer, Seller, the Company or the Company Subsidiary receives notice, whether orally or in writing, of any pending or threatened federal, state, local or foreign Tax audits or assessments or of any demand, claim or liability relating to Buyer, the Company, the Company Subsidiary or Seller for any Taxes for which Seller may be liable, Buyer shall notify Seller, and Seller shall notify Buyer, in writing within thirty (30) days of receipt thereof. Such notice shall contain factual information (to the extent known) describing the asserted Tax demand, claim or liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax demand, claim or liability. Buyer may at any time, in its sole discretion, upon written notice to Seller, assume sole responsibility for any asserted Tax liability and waive all rights to and claims for indemnification from Seller under Section 11.01(a) with respect to such asserted Tax liability, and, in such event, Seller shall be deemed to have waived their right to participate in or object to the settlement, compromise or other disposition of such Tax claim or Tax liability as contained in this Section 8.06; provided that any such settlement or compromise does not adversely affect Seller.

(b) Except as provided in Section 8.06(a), in the case of any audit or administrative or judicial proceeding (to the extent such audit or proceeding relates to any claim or liability for which Seller may be liable (a “Contest”)) that relates to any Pre-Closing Taxes or Transfer Taxes, Seller shall have the right at their own expense to participate in and control such Contest; provided, however, that Seller shall consult in good faith with Buyer with regard to such Contest and obtain Buyer’s written consent at least ten (10) Business Days prior to settling any such Contest; provided, further, however, that Buyer and not Seller shall control any Contest which cannot be pursued independently from other Tax matters involving Buyer or an Affiliate of Buyer, which other Tax matters are not indemnified hereunder. If Seller elects not to control or defend such Contest, Buyer may participate and control the same in such manner as it may deem appropriate, including settling such Contest after giving 10 Business Days’ prior written notice to the Seller’s Representative setting forth the terms and conditions of settlement.

(d) Notwithstanding any other provision of this Agreement, neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other parties for such year or a prior or subsequent year without the written consent of the other parties, which consent may not be unreasonably withheld. Buyer and Seller agree to cooperate, and Buyer agrees to cause Seller and the Seller Subsidiaries to cooperate, in the defense against, compromise or settlement of any Contest.

8.07 338(g) Election. (a) Buyer may choose, at its sole discretion, to make an election pursuant to Section 338(g) of the United States Internal Revenue Code, as amended (the “Code”), with respect to the purchase and sale of the Shares pursuant to this Agreement (the “Section 338(g) Elections”). If Buyer gives notice to Seller within eight (8) months of Closing that Buyer has determined Section 338(g) Elections should be made, Seller shall, at Buyer’s expense, duly and timely complete, execute and file each form that is required to be filed by Seller, as the case may be, and that is necessary or appropriate for the purposes of making any of the Section 338(g) Elections, including without limitation, U.S. Internal Revenue Service form 8883 (the “Election Forms”).

(b) If Buyer has given Seller notice of its intent to make a Section 338(g) Election, within eight (8) months of the Closing Buyer shall provide to the Seller an allocation of the Purchase Price for the deemed sale of assets resulting from making the Section 338(g) Election, together with a reasonable description of the methodology used for preparing such allocation. Seller shall prepare the Election Forms in a manner that is consistent with the foregoing election.

(c) Seller shall not take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(g) Election following the filing of the Election Forms, without the written consent of Buyer. Seller shall file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the allocation provided by Buyer, unless otherwise required because of a change in applicable Law.

(d) If Buyer is unable to make a Section 338(g) Election or if the desired tax treatment is not available to Buyer or the Company, there will be no reduction in or repayment of the Purchase Price and Seller shall not be liable in any other way for the consequences to Buyer or the Company being unable to benefit from the desired tax treatment. Seller shall also not be liable for any liabilities incurred as a result of the Section 338(g) Election, other than as a result of a misrepresentation by Seller or failure by Seller to comply with the steps referred to in this Section 8.07.

ARTICLE IX

Employees and Employee Benefits

9.01 Employee Representations and Warranties. Seller represents and warrants to Buyer that:

(a) Schedule 9.01(a) sets forth a true and complete list of the names, corporate and functional titles, hire dates, periods of service, the accrued long service leave, annual leave and sick leave entitlements for each Employee, sick leave records in respect of each Employee for 2009, 2010 and 2011 for all Employees who are on long-term personal leave (that is, someone who has been absent for more than 4 weeks by reason of personal illness or injury or to care for an immediate family member who is suffering from a personal illness or injury), all results to background checks (including police record checks) on all Employees where anything other than a ‘nil’ result was received, any loans or guarantees provided to Employees, any Company or Company Subsidiary policies relating to compliance of Employees with applicable laws, any Company or Company Subsidiary policies to include in particular all policies conferring benefits (including but not limited to severance pay, incentives leave, allowances and other matters relating to compensation, benefits and allowances) on an individual, all remuneration and benefits (including those not recorded in Contracts) paid to or conferred on each Employee in 2009, 2010 and 2011, including but not limited to, incentive compensation (if any), profit sharing (if any) and bonuses paid in 2009, 2010 and 2011, full or part-time status, and annual salaries or hourly rates of each Person employed by the Company or the Company Subsidiary.

(b) There is no employment (whether written or oral, temporary or permanent, or whether through an agency) or consulting Contract to which the Company or the Company Subsidiary is a party to or by which either are bound other than as listed on Schedule 9.01(b) and as has been made available to Buyer. None of the Seller, the Company or the Company Subsidiary has promised, offered or agreed to any increase in remuneration in respect of any of the Employees other than as disclosed under Schedule 9.01(a). Neither of the Company or the Company Subsidiary is a party to any labor or collective bargaining agreement, nor are there any labor or collective bargaining agreements, or workplace determinations that pertain to Employees. There are no organizing activities involving the Company or the Company Subsidiary pending with any labor organization or group of Employees. There are no unfair labor practice charges, grievances or complaints, or claims made by any Employees in relation to workplace-related matters pending or, to the knowledge of Seller, the Company or the Company Subsidiary, threatened in writing by or on behalf of any Employee or group of Employees or brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or the Company Subsidiary. There are no pending charges or complaints alleging sexual or other harassment or other discrimination by the Company or the Company Subsidiary or any of its employees pending or, to the knowledge of Seller, the Company or the Company Subsidiary, threatened in each case against the Company or the Company Subsidiary. Each of the Company and the Company Subsidiary is in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours, data privacy and confidentiality, and affirmative action. The Company or the Company Subsidiary has completed all background checks (including police record checks) on all of its permanent employees to the extent required by law and that all such background checks are up to date. Further, all information received in respect of the Employees through the background checks, or otherwise, is, and has been, satisfactory. There has been no audit of or, investigation or inquiry into the (i) equal opportunity employment practices; (ii) data privacy and/or confidentiality practices; (iii) tax practices; (iv) pension practices; or (v) any other employment-related practices, of the Company or the Company Subsidiary by any tribunal or Governmental Authority and, to the best knowledge of Seller, the Company or the Company Subsidiary, no basis for such claim exists.

(c) Except as set forth on Schedule 9.01(c), none of the Company or the Company Subsidiary maintains or contributes to and neither is required to contribute to any defined benefit superannuation scheme defined in Section 6A of the Superannuation Guarantee (Administration) Act of 1992 (Cth). Schedule 9.01(c) contains a correct and complete list of each pension, retirement, share option, share incentive, share purchase, savings, profit-sharing, deferred compensation, change of control, severance, split dollar life insurance, consulting, bonus, incentive or other employee benefit plan or arrangement maintained or contributed to or required to be contributed to by the Company or the Company Subsidiary providing benefits to any current or former employee, officer or director of the Company or the Company Subsidiary or any beneficiary or dependent thereof (the “Plans”). The Seller has delivered, or made available, to Buyer summaries or true and complete copies of each of the Plans. Except as set forth on Schedule 9.01(c), none of the Seller, the Company or the Company Subsidiary has made any commitment to create any additional Plan or modify or change any existing Plan that would increase the benefits to be provided to any Employee, except as required by Law.

(d) There has been no amendment to or announcement by the Seller, the Company or the Company Subsidiary relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth on Schedule 9.01(d), neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby nor the taking of any step that is reasonably necessary to effect on such transaction will (i) entitle any Person to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of Seller, or, after the consummation of the transactions contemplated hereby, the Company to merge, amend or terminate any of the Plans, or (iv) cause Seller, the Company or the Company Subsidiary to record additional compensation expense on its income statement with respect to any outstanding share option or other equity-based award.

(e) Each Plan has been administered in all substantial respects in accordance with the terms thereof and with applicable law. There is no pending or, to the knowledge of any Seller, the Company or the Company Subsidiary, threatened litigation or governmental audit, examination or investigation relating to the Plans.

9.02 Continued Employment. (a) Nothing contained herein, whether express or implied, shall confer upon any Employee any right to continued employment with the Company for any period. Following Closing, continued employment with the Company shall be subject to the exclusive discretion of Buyer. Buyer shall not continue the employment of any Employee who does not successfully meet Buyer’s prescreening requirements for new employees.

(b) Except as otherwise set forth in any applicable employment contract, the compensation and positions of all Employees will be determined by Buyer in its sole discretion. Buyer shall be solely responsible for advising Employees of the details of continued employment.

9.03 Certain Obligations of Buyer. Effective as of the Closing Date, Buyer and Seller shall cause the Company and the Company Subsidiary to provide Employees with such employee benefit plans or arrangements as are determined by Buyer in its sole discretion subject to compliance with Australian law (“Buyer Benefit Plans”). Buyer shall have at all times complete discretion to determine which specific employee benefit plans or arrangements shall be provided to Employees and to determine the terms of eligibility and participation of such Employees in any compensation programs and employee benefit plans or arrangements (including Buyer Benefit Plans) Buyer makes available to Employees; provided, however, that Buyer shall credit Employees for their length of service with Seller, Company or Company Subsidiary prior to the Closing Date for all purposes.

9.04 No Third Party Beneficiaries. No provision of this Article VIII shall create any third party beneficiary rights in any current or former Employee, officer or director (including any beneficiary or dependent thereof) of Seller, the Company or the Company Subsidiary or any Affiliate of Seller, the Company or the Company Subsidiary.

ARTICLE X

Conditions to Closing

10.01 Conditions to the Obligations of Each Party. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of each of the following conditions, any one or more of which may be waived in writing by Buyer on the one hand and Seller on the other hand:

(a) All actions by or in respect of or filings with any Governmental Authority or clearing systems required to permit the consummation of the Transaction shall have been taken or made and all approvals from such entities shall have been obtained and in full force and effect.

(b) No provision of any applicable Law shall prohibit the consummation of the Closing. No change in any provision of any applicable Law adopted after the date of this Agreement shall restrain or prohibit Buyer from realizing the benefit of owning the Shares.

(c) No proceeding challenging this Agreement or the Transaction or seeking to prohibit, alter or prevent the Closing shall have been instituted by any Person before any arbitrator or Governmental Authority and be pending.

10.02 Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of each of the following further conditions, any one or more of which may be waived in writing by Buyer:

(a) (i) Seller shall have performed all of its obligations hereunder required to be performed by it on or prior to the Closing Date; (ii) the representations and warranties contained in Article III and Article IV this Agreement and in any certificate or other writing delivered by it pursuant hereto shall be true and correct in all material respects (or if such representation or warranty is already qualified by materiality, then in all respects) at and as of the Closing Date, as if made at and as of such date; and (iii) Buyer shall have received a certificate signed by Seller to the foregoing effect.

(b) Seller shall have obtained all material Consents necessary to the consummation of the Transaction including, without limitation, any Consents necessary for the valid continuation of any Contract, and Seller shall have delivered to Buyer executed counterparts of all such Consents.

(c) All compensation, employment, severance or other similar agreements with any director, officer, consultant or employee of Seller working in the Business, the Company or Company Subsidiary in effect prior to the Closing and not identified on either Schedule 4.06(i) or Schedule 9.01(b) whether oral or written, shall have been terminated on or prior to the Closing Date.

(d) All management, consulting or other fee arrangements with any Person which is not an Affiliate of Seller and for whom any director of Seller also acts as a director, shall have been terminated on or prior to the Closing Date.

(e) Craig Mason shall have entered into an amended employment contract with the Company on terms satisfactory to Buyer and shall be ready, willing and able to perform his obligations.

(f) The Seller shall have delivered to Buyer evidence satisfactory to Buyer that the Company and the Company Subsidiary shall have enrolled with Austrac by November 28, 2011.

(g) The parties shall have entered into a transition services agreement in a form satisfactory to Buyer.

(h) The Company shall have on the Closing Date an accrual of not less than AU$850,000 for the payment of 2011 incentive compensation.

10.03 Conditions to the Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of each of the following further conditions, any one or more of which may be waived in writing by Seller:

(a) (i) Buyer shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects (or if such representation or warranty is already qualified by materiality, then in all respects) at and as of the Closing Date, as if made at and as of such date; and (iii) Seller shall have received a certificate signed by a duly authorized officer of Buyer to the foregoing effect.

ARTICLE XI

Survival; Indemnification

11.01 Indemnification.

(a) Seller hereby indemnifies Buyer and the Company and their respective officers, directors, employees, agents and Affiliates (collectively, the “Buyer Indemnified Parties”) against, and agrees to hold each of them harmless from, any Loss incurred or suffered by any of them relating to or arising out of:

(i) any misrepresentation or breach of warranty (without giving effect to any qualifier regarding knowledge, materiality, Material Adverse Change or Material Adverse Effect) by Seller in this Agreement or in any agreement, instrument or certificate delivered in connection with this Agreement;

(ii) any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement or any agreement, instrument or certificate delivered in connection with this Agreement;

(iii) the failure of Seller to satisfy, discharge or pay any Excluded Obligation; or

(iv) any Loss incurred or suffered imposed on the Company or the Company Subsidiary with respect to Tax returns filed by the Company or the Company Subsidiary within 36 months after the Closing Date, if such Loss arises (1) out of actions taken or omitted to be taken by Buyer, the Company or the Company Subsidiary in reasonable reliance upon the representations and warranties in Section 8.01 that pertain to the filing of information returns by the Company or the Company Subsidiary or (2) because the Seller, the Company or the Company Subsidiary, on or prior to the Closing Date, failed to withhold or back-up withhold, as the case may be, with respect to any payment, as required by the applicable Tax Laws.

(b) Buyer hereby indemnifies Seller, their officers, directors, employees, agents and Affiliates (collectively, the “Seller Indemnified Parties”) against, and agrees to hold each of them harmless from, any Loss incurred or suffered by any of them arising out of:

(i) any misrepresentation or breach of warranty (without giving effect to any qualifier regarding knowledge or materiality) by Buyer in this Agreement or in any agreement, instrument or certificate delivered in connection with this Agreement; or

(ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any agreement, instrument or certificate delivered in connection with this Agreement.

(c) To the extent that any amount paid or payable to Buyer under this Section 11.01 is subject to Tax, the Seller shall pay an additional amount to Buyer such that, after payment of the relevant Tax, Buyer will have or have received a net amount equal to the amount that Buyer would have received had the amount liable to be paid by the Seller not been subject to Tax.

(d) All indemnification payments made pursuant to this Section 11.01 shall be treated by the parties as an adjustment to the Purchase Price.

11.02 Notice and Defense of Claims.

(a) Each party entitled to indemnification under this Article XI (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party receives written notice of any claim, event or matter as to which indemnity may be sought; provided that the failure of the Indemnified Party to give notice as provided in this Section 11.02 shall not relieve any Indemnifying Party of its obligations under Sections 11.01, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party. In the event of any claim, action, suit, proceeding or demand asserted by any Person who is not a party (or a successor to a party) to this Agreement (a “Third-Party Claim”) which is or gives rise to an indemnification claim, the Indemnifying Party may elect within fifteen (15) days of receipt of notice to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate (without impairing the activity of counsel to the Indemnifying Party) in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in conducting the defense of the Third-Party Claim or if the Indemnifying Party (i) elects not to defend, compromise or settle a Third-Party Claim that it should reasonably be expected to defend, compromise or settle, (ii) fails to notify the Indemnified Party within the required time period of its election as provided in this section, or (iii) having timely elected to defend a Third-Party Claim, fails, in the reasonable judgment of the Indemnified Party, after at least ten (10) days’ notice to the Indemnifying Party, to adequately prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all Liability in respect of such claim or litigation. The Indemnified Party shall not settle or compromise any such claim without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(b) The parties hereto hereby consent to the nonexclusive jurisdiction of any court in which a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that such Indemnified Party may have under this Agreement with respect to such Third-Party Claim or the matters alleged therein, and agree that process may be served on any Indemnifying Party with respect to such Third-Party Claim by service of process delivered in the manner and to the address for such Indemnifying Party provided by Section 13.01 hereof.

11.03 Limitations on Indemnification.

(a) Except as set forth in Section 11.03(c), no claim for indemnification pursuant to Section 11.01(a)(i) may be made by Indemnified Parties until the aggregate amount of all such claims for which Losses are otherwise recoverable is in excess of $150,000 (the “Threshold Amount”), after which Indemnified Parties will be entitled to make any such claim for amounts in excess of the Threshold Amount. Such threshold shall not apply to an indemnification obligation relating to a breach of the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.06, 4.01, 4.02, 4.14, 5.01, 5.02, 5.05, 8.01, and 9.01.

(b) Notwithstanding any provision of this Agreement to the contrary, except Section 11.03(c) hereof, the aggregate liability of Seller for Losses or other claims for indemnification under Section 11.01(a)(i) shall not exceed an aggregate amount equal to 100% of the Purchase Price and upon and after Closing, such amount shall be the sole and exclusive remedy available to Buyer for satisfying indemnification claims under Section 11.01(a)(i). The limitations set forth in Section 11.03(c) shall not apply to an indemnification obligation relating to a breach of the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.06, 4.01, 4.02, 4.14, 5.01, 5.02, 5.05, 8.01, and 9.01.

(c) Notwithstanding any provision of this Agreement to the contrary, the limitations set forth in Sections 11.03(a) and 11.03(b) shall not apply in the case of fraud or other violations of Law and nothing in this Article XI shall limit any rights any person may have with respect to any claim for fraud or other violations of Law.

11.04 Survival. The representations and warranties contained in this Agreement shall survive the Closing for 24 months following the Closing, other than the representations and warranties contained in (i) Sections 3.01, 3.02, 3.03, 3.05, 3.06, 4.01, 4.02, 4.03, 4.05, 4.08, 5.01, 5.02, and 5.05, which shall survive forever and (ii) Sections 8.01 and 9.01, which shall survive until six months following the expiration of the applicable statutory period of limitations (including any extensions thereof). Each covenant or other agreement herein, any portion of the performance of which may be or is specified to occur after the Closing, shall survive the Closing hereunder until performed in accordance with its terms.

ARTICLE XII

Termination

12.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual agreement of Buyer and Seller;

(b) by Buyer or Seller if the Closing shall not have been consummated on or before December 31, 2011 (provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Closing by such date);

(c) by Buyer or Seller if consummation of the Transaction would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d) by Buyer, if (A) there has been a breach by Seller of any of its representations and warranties hereunder such that Section 10.02(a) will not be satisfied, (B) there has been a breach on the part of Seller of its covenants or agreements contained in this Agreement such that Section 10.02(a) will not be satisfied or (C) after the date of this Agreement, there shall have occurred a Material Adverse Change;

(e) by Seller, if they are not in material breach of their obligations under this Agreement, and if (A) there has been a breach by Buyer of any of its representations and warranties hereunder such that Section 10.03(a) will not be satisfied or (B) there has been a breach on the part of Buyer of any of its covenants or agreements contained in this Agreement such that Section 10.03(a) will not be satisfied.

The party desiring to terminate this Agreement shall give notice of such termination to the other parties.

12.02 Effect of Termination. In the event of termination of this Agreement by Buyer or Seller as provided in Section 12.01 hereof, this Agreement (except for Sections 7.03, 7.05 and Article XI) shall forthwith become void and there shall not be any Liability or obligation with respect to the terminated provisions of this Agreement on the part of Seller or Buyer or their respective officers or directors, except as provided in the following sentence. Notwithstanding the foregoing, if a party hereto terminates this Agreement pursuant to Section 12.01(d) or (e) because of the breach by the other party of its representations, warranties, covenants and agreements set forth herein, as the case may be, the party terminating the Agreement in the case of a termination pursuant to Section 12.01(d) or (e), shall be entitled to reimbursement for all its reasonable out-of-pocket expenses incurred in connection with this Agreement from the other party.

ARTICLE XIII

Miscellaneous

13.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given by registered or certified mail (postage prepaid, return receipt requested) or personally delivered to the address provided below or sent by facsimile transmission (with verification thereof by the sender) to the facsimile number provided below:

If to Buyer, to:

Pershing Group, LLC

One Pershing Plaza

Jersey City, New Jersey 07399

Attention: General Counsel

Facsimile No.: (201) 413-4799

And a copy to:

The Bank of New York Mellon Corporation

One Wall Street

New York, New York 10286

Attention: General Counsel

Facsimile No.: (212) 635-1121

If to Seller, to:

Penson Worldwide, Inc.

1700 Pacific Avenue, Suite 1400

Dallas, TX 75201

Attention: Phil Pendergraft

Facsimile No.: (214) 765-1164

with a copy to:

Penson Worldwide, Inc.

1700 Pacific Avenue, Suite 1400

Dallas, TX 75201

Attention: General Counsel

Facsimile No.: (214) 217-5096

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

13.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.03 Expenses. Except as otherwise provided herein, whether or not the Transaction are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto except that Buyer may sell, transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such sale, transfer or assignment shall relieve Buyer of its obligations hereunder. Any purported assignment in violation of this section shall be void.

13.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, disregarding the conflict of laws principles thereof.

13.06 Consent to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction of the courts in New York. Each of the parties hereby irrevocably and unconditionally waives any objection which it may have at any time to the venue of any such action, suit or proceeding in such courts and further agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that none of them will institute or seek to institute any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (other than an action or proceeding seeking enforcement of a judgment) in any forum other than in such courts.

13.07 Waiver of Jury. The parties each hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement, the Transaction or the relationship established hereunder.

13.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile signature), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

13.09 Entire Agreement; Third Party Beneficiaries; Limited License; Other. This Agreement and the other agreements among the parties contemplated hereby constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. The Exhibits and Schedules hereto are an integral part hereof and are incorporated by reference herein for all purposes. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof shall confer upon any Person other than the parties hereto any rights or remedies hereunder. Buyer shall have 30 days after the Closing in order to remove all signage and other uses of the “Penson” name or logos used by Seller or its Affiliates. Following the Closing, Buyer shall cause the Employees of the Company and Company Subsidiary to delete confidential information of Seller and its Affiliates (other than that pertaining solely to the Company and Company Subsidiary).

13.10 No Merger. The rights and obligations of the parties will not merge on the completion of any Transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a Transaction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PERSHING GROUP, LLC

By:	/s/ Ronald DeCicco_
Name: Ronald DeCicco
Title: Chief Operating Officer

PENSON WORLDWIDE, INC.

By:	/s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: Chief Executive Officer